Exhibit 2.40

DATE: 28 August 2015

NEWLEAD HOLDINGS LTD.

of Bermuda

and

COAL ESSENCE PREP PLANT LLC

of Kentucky

collectively the “Company”

-and-

PALLAS HIGHWALL MINING LLC.

of Delaware

hereinafter “Pallas”

ADDENDUM NO. 2

to

the Senior Secured Note dated 9th December 2013

in the amount of USD24,000,000 (United States Dollars twenty four million)

THIS ADDENDUM No. 2 is made on the 28th day of August 2015:

BETWEEN

(1)   NEWLEAD HOLDINGS LTD, a corporation incorporated under the laws of the Islands of Bermuda having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (hereinafter called the "NewLead"); and

(2)   COAL ESSENCE PREP PLANT LLC, a company established under the Laws of Kentucky (hereinafter referred to as “Coal Essence”); and

(3)   PALLAS HIGHWALL MINING LLC., a corporation with registered address 555 S Federal Highway, Suite 380, Boca Raton, FL 33432 (hereinafter called "Pallas");

(each a Party, together the Parties).

WHEREAS, pursuant to the Senior Secured Note dated 9th December, 2013 issued to Pallas and as amended on January 5th, 2015 (hereinafter called as the same is hereby and as the same may from time to time be further amended, supplemented or varied the “Note”), the Company promises to pay to Pallas the principal amount of USD 24,000,000 (United States Dollars twenty four million) (hereinafter the “Principal Amount”) under the terms and conditions set forth therein.

WHEREAS, according to the Note, the Maturity Date of the Note was set August 31st, 2015.

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration (receipt and sufficiency of which is hereby acknowledged) the Parties do hereby agree to amend the Note as follows:

1.   The Maturity Date of the Note is deferred to August 31, 2018. (hereinafter the “Maturity Date”). Therefore, from the date of this Addendum, any reference made to the Maturity Date of the Note, it shall be read and construed in all respects to this new date of August 31, 2018.

2.   The Note as amended by this Addendum represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the party or parties to be bound or burdened thereby.

3.   This Addendum shall in all respects be governed by, and construed in accordance with the internal laws of the State of New York.

4.   All other terms and conditions of the Note shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the presents have been duly executed the day and year first before written.

SIGNED by:
M. ZOLOTAS
for and on behalf of
NEWLEAD HOLDINGS LTD
in the presence of:

SIGNED by
M. ZOLOTAS
for and on behalf of
COAL ESSENCE PREP PLANT LLC
in the presence of:

SIGNED by:

for and on behalf of:
PALLAS HIGHWALL MINING LLC
in the presence of